FIRST AMENDMENT TO STEVIA FIRST CORP 2012 STOCK INCENTIVE PLAN

THIS FIRST AMENDMENT (“First Amendment”) effective as of April 11, 2013, hereby amends the STEVIA FIRST CORP. 2012 STOCK INCENTIVE PLAN (the “Plan”) approved by the directors and shareholders of Stevia First Corp. on the 3rd day of February 2012.

WHEREAS, this First Amendment was approved by a majority of the shareholders who submitted votes at the Stevia First Corp. annual shareholders meeting on April 11, 2013, and approved by the board of directors of Stevia First Corp. on February 7. 2013.

NOW THEREFORE, the Plan is amended as follows:

1.	Section 3(a) of the Plan is hereby replaced in its entirety by the following:

(a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is ten million (10,000,000) Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

2.	The first sentence of Section 6 (g) of the Plan is hereby replaced in its entirety by the following:

Following the date that the exemption from application of Section 162(m) of the Code described in Section 18 (or any exemption having similar effect) ceases to apply to Awards, the maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any fiscal year of the Company shall be one million (1,000,000) Shares.

3.	All capitalized terms not defined herein have the same meaning as in the Plan.

4.	Any and all provisions of the Plan not expressly modified herby shall remain in full force and effect.

IN WITNESS OF THE FOREGOING, the undersigned hereby certifies this First Amendments effective as of the date first written above.

By:	/s/ Richard McKilligan
Name:	Richard McKilligan
Title:	Secretary